MAY 01, 2014 / 03:00PM GMT, DW - Q1 2014 Drew Industries Incorporated Earnings Conference Call

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DW - Q1 2014 Drew Industries Incorporated Earnings Conference Call

EVENT DATE/TIME: MAY 01, 2014 / 03:00PM GMT

MAY 01, 2014 / 03:00PM GMT, DW - Q1 2014 Drew Industries Incorporated Earnings Conference Call

CORPORATE PARTICIPANTS
Renee Ketels Lambert, Edwards & Associates - IR
Jason Lippert Drew Industries Incorporated - CEO
Scott Mereness Drew Industries Incorporated - President
Joe Giordano Drew Industries Incorporated - CFO, Treasurer

CONFERENCE CALL PARTICIPANTS
Scott Stember Sidoti & Company - Analyst
Lee Jagoda CJS Securities - Analyst
Wenjun Xu Thompson Research Group - Analyst
Alvin Concepcion Citigroup - Analyst
Barry Vogel Barry Vogel & Associates - Analyst
Sasha Kostadinov Shaker Investments - Analyst

PRESENTATION

Operator

A very good morning, ladies and gentlemen. Thank you all for joining. Welcome to the first-quarter 2014 Drew Industries Incorporated earnings conference call. My name is Lisa and I will be your operator for today. Today's conference is being recorded. (Operator Instructions).
I'd now like to turn the conference over to Ms. Renee Ketels with Lambert, Edwards & Associates for opening remarks. Please proceed.

Renee Ketels - Lambert, Edwards & Associates - IR

Good morning, everyone, and welcome to the Drew Industries 2014 first-quarter conference call. I am Renee Ketels with Lambert, Edwards, Drew's investor relations firm, and I am joined on the call today by members of Drew's management team, including Leigh Abrams, Chairman of the Board of Drew; Jason Lippert, CEO and a Director of Drew; Scott Mereness, President of Drew; and Joe Giordano, CFO and Treasurer of Drew.
Management will be discussing first-quarter results in just a moment, but first, they have asked me to inform you that certain statements made in today's conference call regarding Drew Industries and its operations may be considered forward-looking statements under the securities laws and involve a number of risks and uncertainties. As a result, the Company cautions you that there are a number of factors, many of which are beyond the Company's control and which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors are discussed in the Company's earnings release, in its annual report on Form 10-K, and in its other filings with the SEC.
The Company disclaims any obligation or undertaking to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.
With that, I would like to turn the call over to Jason Lippert. Jason?

Jason Lippert - Drew Industries Incorporated - CEO

Thanks, Renee, and thanks, everybody, for joining us on the call today.
I have started and ended my prepared remarks on each of these calls for the past year thanking our outstanding employees. This call will be no different, so I want to again say a personal thank you to all of our people. It is because of the efforts of our more than 5,000 employees nationwide that we've been able to improve manufacturing efficiencies, develop new products, make acquisitions, and better service all of our customers. Because of the tremendous efforts of our employees, we have grown from $400 million in annual sales in 2009 to over $1 billion today and why we believe we will continue our growth in the future.
The extreme weather conditions in the Midwest caused a slower-than-expected start in January 2014. As a result, our sales for January 2014 were negatively impacted. However, strong industrywide demand, coupled with a catch-up for production delays from January, resulted in a 13% sales increase for the first quarter.

MAY 01, 2014 / 03:00PM GMT, DW - Q1 2014 Drew Industries Incorporated Earnings Conference Call

Over the past two years, we have been increasing capacity with physical space; investing in employees through hiring, training and retention; as well as improving operating efficiencies through continued lean and automation activities. The proof of these investments are reflected in our operating results for the first quarter of 2014. We are regularly evaluating our capacity needs and are continuing these types of capital investments in order to stay committed to efficient growth.
As we look to the future, we see several paths for additional growth. First, the RV industry is strong today. While there are no guarantees, we believe that there are several positive factors which will benefit the RV industry. Among those are positive demographics and continued growth and popularity of RVing.
Several industry analysts also report that the RV industry may benefit in the coming years from the release of pent-up demand resulting from the recession. We also see opportunities through product enhancements and new product development, both for towables and motor homes. If the economy keeps on growing without significant disruption, the RV industry and Drew appear well positioned going into the next couple of years.
Also, the aftermarket for the RV industry has significant potential for our current product offerings, with an estimated market size in excess of over several hundred million dollars in annual sales. We're still in early innings here and we're optimistic that we can gain further market share in the aftermarket over the coming years.
Another area we have experienced significant growth and see sizable opportunities for additional growth is in our adjacent markets. Adjacent markets include trailers for livestock, trailers for cargo and equipment, buses, truck campers, truck cabs, modular homes, and factory-built mobile office units.
Our recent acquisitions of Star Design and IDS add the construction and automotive industries to this list. [Our balance] of the industry, we continue to focus on the customer and deliver a quality product with outstanding customer service. We will continue to look for new products and new industries where we believe our core strengths can add value.
In summary, our plan remains the same as what brought Drew historical success -- continued investment back into the business, growth through acquisitions, new and existing product development, diversification into adjacent markets, and growth in existing products, as well as strengthening relationships with our valued customers, suppliers, and employees.
As I had mentioned before, people are our passion and I am proud to work with a talented family of managers, employees, and, of course, our great customers, all of whom we are very privileged to serve. Our success is based on our strong and lasting relationship with all these people who are so key to our business, and we believe commitment to this philosophy will continue to yield substantial long-term benefits.
Now I'm going to ask Joe to provide some additional comments and we'll take some questions.

Joe Giordano - Drew Industries Incorporated - CFO, Treasurer

Thank you, Jason.
As Jason noted, we are continuing to evaluate our capacity needs and are investing further for the future. When we reported our year-end results, we noted that in January 2014 we entered into a 9-year lease for a 366,000-square-foot facility to consolidate our furniture and mattress operations. And in the last month, we entered into a 12.5-year lease for a 539,000-square-foot facility, half of which is sub-leased for five years, to improve and expand our distribution and warehousing capabilities.
These two new leases add significant new capacity, in part to improve our customer service, as well as helping us prepare for expected growth over the next few years in the industries we supply.
In connection with the opening of and relocation to these new leased facilities, we anticipate incurring realignment costs over the next several quarters, but not of the magnitude experienced in 2012 and early 2013.
In addition to adding capacity through more facilities, we are looking to add capacity at our existing facilities by continually considering ways to optimize operating efficiencies through automation and process improvements. Put simply, we continue to ask ourselves the question, how can we do more with less?
We will also look to leverage the G&A structure we already have in place. The initiatives we have underway to further improve margins will take time and results will not happen right away. But we expect to see additional benefits from these initiatives over the longer term.
In addition to the investments we are making internally, we also completed two acquisitions in the 2014 first quarter. The acquisition of Innovative Design Solutions provides us with further access to unique and innovative electronic products for the RV and adjacent industries, while the acquisition of the business and certain assets of Star Design will help us continue to grow our RV and specialty thermoformed plastic business.
Both of these acquisitions help us continue to diversify our product offering, as well as the markets we serve. These acquisitions are expected to be immediately accretive to earnings.
We also recently sold certain assets comprising our aluminum extrusion operation and concurrently entered into a supply agreement with Atrium doors and windows to provide us with a portion of our aluminum extrusion needs, freeing up valuable management time and capacity for higher-value opportunities.
And as noted in the press release, we anticipate recording a pretax loss of approximately $2 million in the second quarter of 2014 on the sale of the aluminum extrusion related assets.
Turning over now to the financial statements, there are a few items we would like to point out. Despite having added fixed costs to meet the increased sales, SG&A remained relatively steady as a percent of sales in the first quarter of 2014, as compared to the first quarter of 2013, primarily due to the spreading of those fixed costs over a larger sales space.

MAY 01, 2014 / 03:00PM GMT, DW - Q1 2014 Drew Industries Incorporated Earnings Conference Call

In addition, certain of our SG&A costs are variable, including the majority of our selling and delivery costs, which comprise approximately 30% of SG&A. Our incentive compensation, which is based on profits, is also variable. As a result, our total SG&A costs will fluctuate with both sales and profits.
At March 31, our balance sheet remains strong. During the first quarter of 2014, inventory balances decreased $2 million from the end of 2013, despite the seasonal increase in sales and the acquisition of IDS and Star Design. However, during the second quarter of 2014, we expect our inventory balance to increase modestly, primarily to meet the anticipated increased sales volumes, as well as modest increases in the cost of certain raw materials.
During the first quarter, we paid $2 per share special dividend of $47 million, which was declared in 2013, and used $46 million for acquisitions. At March 31, we had $4 million of net debt and substantial unused lines of credit. Our top priority for cash remains the same -- make attractive investments, which we expect will produce above-average returns.
In February 2014, we completed a three-year extension of our line of credit with JPMorgan Chase and Wells Fargo, as well as an increase in that line of credit from $50 million to $75 million. Simultaneously, we completed a three-year renewal with the Prudential Capital Group on our uncommitted $150 million shelf loan facility. These steps extended our financial strength and our ability to continue to invest in growth opportunities.
Despite our strong cash flow and strong balance sheet, along with our extensive borrowing availability, we will continue to remain prudent in our acquisition and investment decisions.
Thank you for your time. This is the end of our prepared remarks. Lisa, we are ready to take some questions.

MAY 01, 2014 / 03:00PM GMT, DW - Q1 2014 Drew Industries Incorporated Earnings Conference Call

QUESTION AND ANSWER

Operator

(Operator Instructions). Scott Stember, Sidoti.

Scott Stember - Sidoti & Company - Analyst

Could you maybe call out if there was any extraneous costs related to any inefficiencies or, let's say, snow removal related to the production bottlenecks that you saw from some of your customers?

Jason Lippert - Drew Industries Incorporated - CEO

As far as impact of the weather on the snow removal side, it was insignificant. But we had a few days' delay with customers where they were shut down, and like we mentioned in the release and in some of our remarks, we saw several customers try to catch up in the prior month with working Saturdays and days that they might not have worked otherwise. So, we feel the quarter is a pretty good snapshot of what the quarter would have done without the weather.

Scott Stember - Sidoti & Company - Analyst

Okay, great. Next question, there has been some commentary about driver shortages in the Elkhart area and potential increases in freight rates. Can you talk about how you guys are viewing that and how it could potentially affect you guys?

Jason Lippert - Drew Industries Incorporated - CEO

There is certainly a lot of talk about that right now. RVIA is involved, and they have recent meetings here in Elkhart and some panel discussions trying to figure out how to attack it.
But really, it's an age-old problem. It pops up every time this year, and I think the industry is at a point where we need to probably look at making some investments as an industry to get that problem taken care of and plan far enough ahead, because this problem pops up every peak season time from January to June. And units tend to stack up a little bit. It's a little bit worse this year with the weather.
And I think that in the next few months, a game plan for 2015 will probably come to fruition. It sounds like they are making some headway and adding some new resources to the plan, but that's about as much as we can comment on right now, as much as we know.

Scott Stember - Sidoti & Company - Analyst

Okay, and as far as the facility realignment costs, Joe, that you referred to, could you maybe just expand upon that a little bit?

Joe Giordano - Drew Industries Incorporated - CFO, Treasurer

Yes, Scott, when we are thinking about moving, right, so we are going to be moving our furniture and mattress operation here over the coming quarters, and as I've noted, we do not expect the cost to be material. We have moved operations here, just back in, like we had noted, 2012 and early 2013. So, we have become quite good at it and become a little more efficient than maybe we were a few years ago. So I do not think the costs will be significant related to the coming quarters.

Scott Stember - Sidoti & Company - Analyst

Got you. And last question, could you talk about the aftermarket, any new products that are sticking and that are worth mentioning? And could you talk about whether you started selling the awning into the aftermarket yet?

Jason Lippert - Drew Industries Incorporated - CEO
Sure, to start off, I think it's noteworthy to mention that -- I think we mentioned in the remarks that we feel the aftermarket in total is a few hundred million dollars, and the more time we spend around it and the more we have grown our team, there just seem to be more and more opportunities. We are getting more and more excited every quarter and we're throwing more and more resources at it every quarter.

MAY 01, 2014 / 03:00PM GMT, DW - Q1 2014 Drew Industries Incorporated Earnings Conference Call

But if you look at the popular products right now, we are having a lot of traction with mattresses and furniture. If you look at suspension products and some of our accessory products, we have got a lot of other areas we are selling little bits and pieces into and starting to get traction. But the last two years, since we started in April 2012 really focusing on the aftermarket and starting to hire a team and develop a bigger team that focuses on the wholesale distributors, the dealers, the Internet service providers, the dealer Internet service, the Amazons, and the thousands of dealerships that are out there with typical stores and storefronts, the demand out there is quite astounding.
But we have just started selling awnings into the aftermarket and we expect to continue to get more traction in that product. We noted when we first started talking about the aftermarket that awnings is $75 million, plus, in potential, and we feel that we are just getting into some real traction with customers that sell awnings into the aftermarket in bulk and we're going to take advantage of that.

Scott Stember - Sidoti & Company - Analyst

Great. That's all I have. Thank you for taking my questions.

Operator

Dan Moore, CJS Securities.

Lee Jagoda - CJS Securities - Analyst

This is actually Lee Jagoda for Dan Moore. (multiple speakers). So your 22% gross margins in the quarter were pretty exceptional. Where are you regarding capacity utilization and is there any room for additional upside in margins as we move out over time?

Jason Lippert - Drew Industries Incorporated - CEO

With respect to the capacity utilization, I think the best way to answer that is we've talked about adding capacity ahead of demand the last several quarters, and we feel that has been real effective in our ability to lower our overall costs through a reduction of overhead and increasing of manufacturing efficiencies.
When we stay ahead of the growth curve, we are typically able to spend -- we are not spending time trying to keep our heads above water, but we have got the capacity and are able to focus on new initiatives and efficiency initiatives and things like that.
So, to answer the capacity question, in terms of ability to continue to grow our margins, we can't give projections, but I think that the best way to answer that is we're still working on lean and automation efficiencies, as well as many other manufacturing efficiencies that are key initiatives for our manufacturing groups, and we hope to continue to make progress there, like we have in the past several quarters.

Lee Jagoda - CJS Securities - Analyst

Great, just switching gears a little bit, if I look at your manufactured housing revenue, it was down a little bit more than the overall market. Is there something specific to your geographies or your customers?

Scott Mereness - Drew Industries Incorporated - President

I will take that one. We did have one significant customer that had chosen to vertically integrate a product line. That began late in Q4 of 2013. If you were to exclude that, we actually would have been up for Q1.

Lee Jagoda - CJS Securities - Analyst

How do you see that trending going forward?

Scott Mereness - Drew Industries Incorporated - President

We don't expect to see any other customers do that, but this particular customer feels that that is part of their overall strategy.

MAY 01, 2014 / 03:00PM GMT, DW - Q1 2014 Drew Industries Incorporated Earnings Conference Call

Jason Lippert - Drew Industries Incorporated - CEO

And to add to that, I think that we have seen this trend happen before over the last decade. You get manufacturers that want to go their own way and vertically integrate a little bit, and we have seen some stick with it and some come back. But the most important thing is we always find a way -- we have always been able to find a way to replace that business, so we are fully focused on doing that.

Lee Jagoda - CJS Securities - Analyst

Thanks very much.

Operator

Kathryn Thompson, Thompson Research Group.

Wenjun Xu - Thompson Research Group - Analyst

This is Wenjun sitting in for Kathryn. I have a follow-up question on capacity utilization. Where do see the biggest opportunities versus your competitors as demand continues to grow in terms of capacity?

Jason Lippert - Drew Industries Incorporated - CEO

In terms of -- in terms of physical space, our growth is centered around Elkhart County and all the RV activity that happens here. That's where a lot of our growth is coming from.
So we are focused on expanding plants. We've announced that we've purchased or entered into lease agreements at two pretty substantial facilities, several hundred thousand square feet, and we have not moved into those yet. We are in the process of moving in, so if you look at what those two large facilities are going to add to our current capacity base, I think it's looking at -- looking ahead to 2015.
We are already covering the growth with current capacity in 2014. Adding these facilities will really help us to be able to handle increased demand and growth in the coming year. So, I don't know if that answers your question, Wenjun, but --

Wenjun Xu - Thompson Research Group - Analyst

Yes, that's helpful. Could you also dig a little bit more into volume progression intra-quarter in February and March?

Jason Lippert - Drew Industries Incorporated - CEO

Did you say volume progression?

Wenjun Xu - Thompson Research Group - Analyst

Yes.

Jason Lippert - Drew Industries Incorporated - CEO

In terms of --

Wenjun Xu - Thompson Research Group - Analyst

(multiple speakers)

MAY 01, 2014 / 03:00PM GMT, DW - Q1 2014 Drew Industries Incorporated Earnings Conference Call

Jason Lippert - Drew Industries Incorporated - CEO

Could you be a little bit more specific?

Scott Mereness - Drew Industries Incorporated - President

In terms of sales? (multiple speakers)

Wenjun Xu - Thompson Research Group - Analyst

Yes.

Joe Giordano - Drew Industries Incorporated - CFO, Treasurer

Are you looking for the industry specific or just -- or our sales?

Wenjun Xu - Thompson Research Group - Analyst

Just your sales in February and March, and I mainly want to see how it recovered as the weather improved in those two months.

Joe Giordano - Drew Industries Incorporated - CFO, Treasurer

I'll give you the information that we spoke about. We normally don't get into too much in the specific months, but this is a time we have.
So when we reported in February, I believe that we reported our sales were down 3% for the month of January. And then when we filed our 10-K, we included our February sales, indicating that we were up 5% for the year to date at that point. Now we can talk about where we are in March, being up -- for the year to date being up 13%.
So you can basically plot each of the months at that point and see that there has been a nice progression, with each month getting a little bit stronger.

Wenjun Xu - Thompson Research Group - Analyst

Okay, great. Thank you so much.

Operator

Alvin Concepcion, Citi.

Alvin Concepcion - Citigroup - Analyst

Just a follow-up on the margin upside question. In your opening remarks, I think you talked about retention. How significant could improved retention be to improving margins, and can you talk about your progress on that front?

Jason Lippert - Drew Industries Incorporated - CEO

We are talking about margins going forward or compared to last quarter 2013 -- or first-quarter 2013?

Alvin Concepcion - Citigroup - Analyst

Going forward.

MAY 01, 2014 / 03:00PM GMT, DW - Q1 2014 Drew Industries Incorporated Earnings Conference Call

Jason Lippert - Drew Industries Incorporated - CEO

Okay, so just to expand a little bit on what we talked about, we have got -- we talk a lot about lean initiatives and automation, and we're in the early stages there. We've just hired several lean directors for multiple plants, whereas in the past year, we have been focused on some small activity at one of our facilities. So, we expect to see some improvements there.
We have seen benefits from what we have done over the last couple of years in lean, and we obviously started our automation group with the acquisition of an automation company last July, and that is going to start to gain traction over the next couple of years. But we have already delivered automation equipment that -- really, the big thing there is we are focused on improving throughput, but also improving quality through just developing equipment that helps us more consistently manufacture products at higher-quality standards.
So, we anticipate seeing more and more of that equipment and machines we have delivered thus far over the last, call it, eight months have really helped the facilities. So, we continue to see those benefits coming, and we're going to invest more money there as we see those opportunities grow at the plants and we look more widespread across our Company.
And just the day-to-day stuff, we find efficiency opportunities all the time, whether it's looking at individual products and how we can add value through improving the content on a particular product or some of the development of new products. You never know when we're going to have that next home run, so (multiple speakers)

Scott Mereness - Drew Industries Incorporated - President

One other comment that I would make is that inventory was down compared to Q1 last year, as well as the end of 2013, so one of the other things that we are constantly focused on is improving inventory turns. And when you look at our cash that we generate and cutting waste out, one of the improvements that we've seen is continued inventory turns.

Jason Lippert - Drew Industries Incorporated - CEO

Good point.

Alvin Concepcion - Citigroup - Analyst

Great, thanks, and on that note, you mentioned in the remarks about inventory that you saw an increase in certain raw material costs. How significant were those increases, and if they were significant, can you talk about your ability to take price on that?

Joe Giordano - Drew Industries Incorporated - CFO, Treasurer

I would not say they are very material. It may have some impact on some of the carrying costs of inventory, but not of any great material nature.

Alvin Concepcion - Citigroup - Analyst

Great to hear, and just one more question, on content per unit. It seems like there is opportunities to increase your share with awnings and other items, but wondering what your expectations are going forward on growing that content per unit over the year?

Jason Lippert - Drew Industries Incorporated - CEO

Yes, I think if you look at some of the bigger things that we have going on, awnings is certainly one of them. We finished the year last year, really our first full year of producing awnings, at $13 million.
We look at a -- forward looking, we are tracking roughly $25 million there, so we are growing that nicely, and the product is really good and we are continuing to find new customers inside and outside the US. So, we don't see any reason why we can't continue to do well in that category.
Leveling has been a great new product for us. It was nonexistent on towables a few years ago, and we are tracking close to $40 million, plus, there in leveling sales. So we are seeing some nice bumps on new products, on our axles, which aren't really new, but we're building a lot of new types of axle products and we have seen a lot of good growth there, same with our slide-outs.
So we don't see any reason content can't continue to get better where we are selling, but we do see some trends to more entry-level units, and it always depends on the mix. Motor homes is another big opportunity for us. We continue to move forward with content in motor homes. We're supplying all the major OEMs in the motor home market today, where we weren't a few years ago, and have some real nice traction and momentum there and are confident in our products and our name now.

MAY 01, 2014 / 03:00PM GMT, DW - Q1 2014 Drew Industries Incorporated Earnings Conference Call

So all in all, we have got a lot of good momentum moving forward.

Alvin Concepcion - Citigroup - Analyst

Great, thank you very much.

Operator

(Operator Instructions). Barry Vogel, Barry Vogel & Associates.

Barry Vogel - Barry Vogel & Associates - Analyst

My first question, the first question is for Joe. If I did this right in the RV operating profits and sales, on incremental sales in the first quarter versus first quarter of last year, again, if I did this right, your incremental operating margin was 32.2%, which is pretty large incremental margin. Could you give us an estimate based on where you are today, and again, we're only talking about the RV segment, of incremental RV margins in the last three quarters of this current year, if overall conditions stay the same?

Joe Giordano - Drew Industries Incorporated - CFO, Treasurer

Sure, I would be happy to give you a little color on that, Barry. So I think, let's talk a little bit about history first, right?
That incremental margin you are looking at has two components to it. It has an incremental margin from the growth in sales, but within that is also the incremental margin that is coming from the improvement of and the elimination of the operating inefficiencies, facility realignment costs, consolidation costs that we were going through still in the first quarter of 2013.
And we had talked last year about maybe upwards of 200 basis point where we felt improvement could come in those numbers. So, a big piece of that 30%-plus is relating to just the elimination of those items from last year.
Now, what you are left with is probably the same incremental margin and the same range as what we looked at today. And we look today at our incremental margin, and honestly, this is whether it is RV or MH or any of our businesses, it's primarily in that 15% to 20% incremental margin and on variable type costs, right? So, 15% to 20%.
And as I have said to many of you, I think, that listened before, if we were looking at growth on an annual basis of maybe $20 million or $25 million, I would stop the conversation there pretty simply at our incremental margin, knowing that our fixed costs would remain relatively steady. But if you believe many of the analysts or believe that our growth in sales in this first quarter can be the $100 million, you take the first quarter times four and we believe we can reach $100 million of sales growth, there is going to need to be fixed costs added. We will need to grow staff, whether it's an accounts payable person or an IT person, or those type of infrastructure that we need.
So you are probably looking in the range, and this is over a long term, this is not going to be exactly right in a quarter, but over the long term closer to that 3% to 5% of some fixed costs that get added over that incremental sales volume. So 15% to 20%, with variable 3% to 5% reduction there in terms of fixed costs, the investments to keep the business, to maintain our customer service, and continue investing in new R&D, new facilities, et cetera, to keep ourselves ahead of the curve. Does that answer your question, Barry?

Barry Vogel - Barry Vogel & Associates - Analyst

Let me ask you this, I just want to make sure I understand it. If you take the 15% to 20% incremental margin and then you deduct 3% to 5% for what you just explained on fixed costs, et cetera, does that mean overall your incremental margin is 12% to 15%?

Joe Giordano - Drew Industries Incorporated - CFO, Treasurer

If you are thinking larger sales growth, then yes, because certain fixed costs do have a variable nature to it with larger type sales growth. Yes.

Barry Vogel - Barry Vogel & Associates - Analyst

Okay, that's very good.

MAY 01, 2014 / 03:00PM GMT, DW - Q1 2014 Drew Industries Incorporated Earnings Conference Call

Now, could you give us some modest idea, a little idea, because you used the word accretion, immediate accretion, several times in your press release, which is very impressive. The two acquisitions, Innovative Design Solutions and Star Design, you could give us some color on what kind of accretion you might have for the calendar-year 2014? Again, generally speaking.

Joe Giordano - Drew Industries Incorporated - CFO, Treasurer

I can give you some -- a couple things that will help you understand the details of the acquisitions.
When we say accretion -- accretive, we're expecting them to add to our bottom line here from day one. We're not going to give any very specific projections in terms of what that's going to be in terms of EPS, but when we look at deals, we are generally looking for deals at give or take that 6 times multiple of EBITDA. And while it may not in the first year exceed an 18% type of a hurdle, we are looking for that over -- in a relatively short time period.
That is generally our threshold, that we are looking for an 18% return on net assets within a few quarters to a year, maybe even a year and a half at times. So you can think about that at least as maybe a little bit of a baseline, and how much higher will depend upon how well we can manage -- if we can manage the business well and improve those returns.

Barry Vogel - Barry Vogel & Associates - Analyst

Okay, the other one that you talked about, accretion, was the sale of the extrusion assets and restructuring of the extrusion operation, which I commend you for -- it looks to me like you didn't sit down and say we have to go forward with this no matter what the way we have structured it. And I congratulate you on doing that, but can you give us some idea of what kind of accretion because of the restructuring of those assets we might see over the next few years?

Joe Giordano - Drew Industries Incorporated - CFO, Treasurer

Yes, in terms of (multiple speakers). In terms of that, it is not going to have a significant -- really a significant benefit to it. But we do expect it to have some small positive benefit.

Barry Vogel - Barry Vogel & Associates - Analyst

Okay, and now as far as manufactured housing is concerned, notwithstanding your comment made about one customer, the fact of the matter is the manufactured housing area, including your aftermarket and your adjacent industries, have really shown no -- very little or any recovery in revenues. It looks like it is a dead area.
And I know I have asked you this before, because you do have good profitability, so it's a little cash cow, but the fact of the matter is you would have thought or I would've thought that it would be doing a little bit better than it's doing in terms of revenues. So the question I have here is do you still believe it's a keeper, despite the current apparent poor growth prospects?

Joe Giordano - Drew Industries Incorporated - CFO, Treasurer

I am sorry. Say the question for me one more time, just so I am clear on it?

Barry Vogel - Barry Vogel & Associates - Analyst

Do you think it is -- is manufactured housing a keeper despite apparent current poor growth prospects and poor sales gains and profit gains in the economic recovery --

Joe Giordano - Drew Industries Incorporated - CFO, Treasurer

Okay, thank you.

Barry Vogel - Barry Vogel & Associates - Analyst

(multiple speakers) that we've had of some sort?

MAY 01, 2014 / 03:00PM GMT, DW - Q1 2014 Drew Industries Incorporated Earnings Conference Call

Scott Mereness - Drew Industries Incorporated - President

In terms of product lines, we have core competencies in all the product lines that we sell into the MH market, so we have no plans on -- we still like that particular industry. We're going to stay in that industry.
It just so happens that it's a small -- right now with the annual numbers that they have, it's a small industry. So we want to continue to focus on it. We continue to be profitable in that segment, but we look to things like aftermarket and adjacent being faster areas of growth for our business.

Barry Vogel - Barry Vogel & Associates - Analyst

Okay, and Jason, I have a couple of other little questions. How would you rate the acquisition pipeline today?

Jason Lippert - Drew Industries Incorporated - CEO

Obviously, if you look at what we have done this year, we would call it pretty good. And it ebbs and flows, and there's a lot of people out there looking right now.
There's a lot of people that made it through the recession with their businesses, and many that didn't. The ones that did are feeling good enough to the point now where I think they're out looking a little bit harder than they were right after the recession, because they are showing some positive results and probably can get a little bit more for their business than what they could have three years ago. So, it feels as good as it has felt in a while.

Scott Mereness - Drew Industries Incorporated - President

Both of the -- I will make a comment. Both of the acquisitions we did in Q1 have not only RV revenues, but adjacent market revenues as well.

Barry Vogel - Barry Vogel & Associates - Analyst

You guys have done an incredible job, I must admit, and I have said this several times. Keep up the good work. You're just a fabulous management team.

Operator

(Operator Instructions). Sasha Kostadinov, Shaker Investments.

Sasha Kostadinov - Shaker Investments - Analyst

You mentioned earlier that the seasonal -- the high season for you guys always results in higher shipping costs. Can you quantify what kind of impact the high season has versus a normal -- the low season, so the first half versus, say, the second half of the year?

Jason Lippert - Drew Industries Incorporated - CEO

I think the question was about the shipping costs for the OEM manufacturers?

Sasha Kostadinov - Shaker Investments - Analyst

Yes.

Scott Mereness - Drew Industries Incorporated - President

To the dealers.

Jason Lippert - Drew Industries Incorporated - CEO

MAY 01, 2014 / 03:00PM GMT, DW - Q1 2014 Drew Industries Incorporated Earnings Conference Call

To the dealers, yes. So, that doesn't impact us.
I think that what we were trying to say was that the industry is meeting collectively to try to figure out some solutions for next year before they get in the same predicament again, and it sounds like they will find some resolve, so as far as (multiple speakers)

Sasha Kostadinov - Shaker Investments - Analyst

Okay, so your SG&A wasn't impacted in the quarter, then, by higher shipping costs -- it was not?

Jason Lippert - Drew Industries Incorporated - CEO

No.

Joe Giordano - Drew Industries Incorporated - CFO, Treasurer

No.

Sasha Kostadinov - Shaker Investments - Analyst

Okay, okay. So going forward, do you expect to be able to begin to leverage the SG&A line now that you have gone through this transition period where you've had some duplicative costs, and now going forward, you shouldn't really have those costs, right?

Jason Lippert - Drew Industries Incorporated - CEO

A lot of it is a factor of how robust the industry stays. If the industry continues to grow, like it has, then we are probably okay for a while, but then we get to that point, a tipping point, where we need to add more resources in various parts of SG&A. But for now, we feel like we've staffed pretty adequately for the 2014 growth and we will reevaluate it come end of the year when we get a better feel what 2015 looks like.

Sasha Kostadinov - Shaker Investments - Analyst

Okay, all right. Thank you very much.

Operator

Ladies and gentlemen, that concludes our question-and-answer session. I would now like to turn back the conference over to management for closing remarks. Thank you.

Jason Lippert - Drew Industries Incorporated - CEO

We once again want to thank everyone for sitting in on the call and the questions. Hope you have a great week and we look forward to talking to you on the Q2 earnings call 2014. Thanks.

Operator

Thank you. Ladies and gentlemen, that concludes today's conference. You may now disconnect your lines. Have a good day. Thank you.

Editor

Company Disclaimer

MAY 01, 2014 / 03:00PM GMT, DW - Q1 2014 Drew Industries Incorporated Earnings Conference Call

This transcript contains certain "forward-looking statements" with respect to our financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities, acquisitions, plans and objectives of management, markets for the Company's Common Stock and other matters. Statements in this transcript that are not historical facts are "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, and involve a number of risks and uncertainties.
Forward-looking statements, including, without limitation, those relating to our future business prospects, net sales, expenses and income (loss), cash flow, and financial condition, whenever they occur in this transcript are necessarily estimates reflecting the best judgment of our senior management at the time such statements were made. There are a number of factors, many of which are beyond the Company's control, which could cause actual results and events to differ materially from those described in forward-looking statements. These factors include, in addition to other matters described in this transcript, pricing pressures due to domestic and foreign competition, costs and availability of raw materials (particularly steel, steel-based components and aluminum) and other components, availability of credit for financing the retail and wholesale purchase of products for which we sell our components, availability and costs of labor, employee retention, inventory levels of retail dealers and manufacturers, levels of repossessed products for which we sell our components, changes in zoning regulations for manufactured homes, seasonality and cyclicality in the industries to which we sell our products, the financial condition of our customers, the financial condition of retail dealers of products for which we sell our components, retention and concentration of significant customers, the pace of and successful integration of acquisitions, realization of efficiency improvements, the successful entry into new markets, the costs of compliance with increased governmental regulation, interest rates, oil and gasoline prices, the impact of international, national and regional economic conditions and consumer confidence on the retail sale of products for which we sell our components, and other risks and uncertainties discussed more fully under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2013, and in our subsequent filings with the Securities and Exchange Commission. We disclaim any obligation or undertaking to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.

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